UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 6, 2013

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-18590	84-1133368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Audit Committee Composition

On September 6, 2013, Good Times Restaurants Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it was not in compliance with the majority independent director and audit committee requirements under NASDAQ Listing Rule 5605.  As reported in the Company’s 8-K filed on September 6, 2013, as a result of Mr. Neil Calvert’s resignation as a director, the Company’s Board of Directors consists of six directors, three of whom are independent, and the Company’s Audit Committee is comprised of only two members, both of whom are independent.  Nasdaq will provide the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or August 30, 2014; or if the next annual shareholders’ meeting is held before February 26, 2014, then the Company must evidence compliance no later than February 26, 2014.

The Company’s next annual meeting of stockholders is scheduled for September 27, 2013.  The Company has nominated, in addition to the six current directors, two additional individuals for election to its Board of Directors who satisfy the requirements for director independence under the applicable NASDAQ listing standards.  If the Company’s proposed slate of directors is elected by the stockholders at the annual meeting, the Company’s board will be comprised of eight directors, five of whom are independent, and the Company will therefore regain compliance with NASDAQ Listing Rule 5605(b)(1).  In addition, the Company intends to appoint one of the newly elected independent directors to the Audit Committee who qualifies as a financial expert to regain compliance with NASDAQ Listing Rule 5605(c)(2)(A).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: September 13, 2013	/s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer

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